As filed with the Securities and Exchange Commission on August 26, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Peloton Interactive, Inc.
(Exact name of registrant as specified in its charter)

Delaware	47-3533761
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Peloton Interactive, Inc.
441 Ninth Avenue, 6th Floor
New York, New York 10001
(Address of Principal Executive Offices) (Zip Code)

2019 Equity Incentive Plan
2019 Employee Stock Purchase Plan
(Full title of the plans)

John Foley
Chairman of the Board of Directors and Chief Executive Officer
Peloton Interactive, Inc.
441 Ninth Avenue, 6th Floor
New York, New York 10001
(917) 671-9198

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Cynthia C. Hess James D. Evans Ran D. Ben-Tzur Fenwick & West LLP 902 Broadway, Suite 14 New York, New York 10010 (212) 430-2600	Hisao Kushi Chief Legal & Culture Officer and Secretary Peloton Interactive, Inc. 441 Ninth Avenue, 6th Floor New York, New York 10001 (917) 671-9198

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.000025 par value per share
- Reserved for future issuance under the 2019 Equity Incentive Plan	15,007,356(2)	$106.70(3)	$1,601,209,849(3)	$174,692
- Reserved for future issuance under the 2019 Employee Stock Purchase Plan	3,001,471 (4)	$90.70(5)	$272,233,420(5)	$29,701
TOTAL	18,008,827		$1,873,443,269	$204,393

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Class A common stock.

(2)
Represents additional shares of Registrant’s Class A common stock reserved for issuance under the 2019 Equity Incentive Plan (“2019 Plan”) resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the 2019 Plan.

(3)
Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market (“Nasdaq”) on August 23, 2021.

(4)
Represents additional shares of the Registrant’s Class A common stock reserved for issuance under the 2019 Employee Stock Purchase Plan (“Purchase Plan”) resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the Purchase Plan.

(5)	Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on Nasdaq on August 23, 2021. Under the Purchase Plan, the purchase price of a share of Class A common stock is equal to 85% of the fair market value of the Registrant’s Class A common stock on the offering date or the purchase date, whichever is less.

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, Peloton Interactive, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register 15,007,356 additional shares of Class A common stock under the Registrant’s 2019 Equity Incentive Plan and 3,001,471 additional shares of Class A common stock under the Registrant’s 2019 Employee Stock Purchase Plan pursuant to the provisions of those plans providing for an automatic annual increase in the number of shares reserved for issuance under such plans. This Registration Statement hereby incorporates by reference the contents of the Registrant’s previous registration statements on Form S-8 filed with the Commission on September 11, 2020 (Registration No. 333-248724) and on September 26, 2019 (Registration No. 333-233941). In accordance with the instructional note of Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the Commission on August 26, 2021;

(b)all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-39058) filed with the Commission on September 19, 2019 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the SEC on September 10, 2020.
All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.
Item 5. Interests of Named Experts and Counsel.

As of the date of this Registration Statement, individuals and entities associated with Fenwick & West LLP beneficially own an aggregate of approximately 353 shares of the Registrant’s Class A common stock and 6,580 shares of the Registrant’s Class B common stock.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference:

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Restated Certificate of Incorporation of the Registrant.	10-Q	001-39058	3.1	11/06/2019

4.2	Amended and Restated Bylaws of the Registrant.	8-K	001-39058	3.1	04/27/2020

4.3	Form of Class A Common Stock Certificate of the Registrant.	S-1/A	333-233482	4.1	09/10/2019

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.					X

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

99.1	2019 Equity Incentive Plan and forms of award agreements.	S-1/A	333-233482	10.3	09/10/2019

99.2	2019 Employee Stock Purchase Plan and form of subscription agreement.	S-8	333-233941	4.8	09/26/2019

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 26th day of August, 2021.

PELOTON INTERACTIVE, INC.
/s/ John Foley
John Foley Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Foley and Jill Woodworth, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ John Foley	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	August 26, 2021
John Foley

By:	/s/ Jill Woodworth	Chief Financial Officer (Principal Financial Officer)	August 26 , 2021
Jill Woodworth

By:	/s/ Allen Klingsick	Chief Accounting Officer (Principal Accounting Officer)	August 26 , 2021
Allen Klingsick

By:	/s/ Erik Blachford	Director	August 26 , 2021
Erik Blachford

By:	/s/ Karen Boone	Director	August 26 , 2021
Karen Boone

By:	/s/ Jon Callaghan	Director	August 26 , 2021
Jon Callaghan

By:	/s/ Howard Draft	Director	August 26 , 2021
Howard Draft

By:	/s/ Jay Hoag	Director	August 26 , 2021
Jay Hoag

By:	/s/ William Lynch	Director	August 26 , 2021
William Lynch

By:	/s/ Pamela Thomas-Graham	Director	August 26 , 2021
Pamela Thomas-Graham